Exhibit 99.1

Sono-Tek Announces Second Quarter Results

(October 18, 2011 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) announced last week sales of $3,150,000 for the three months ended August 31, 2011, compared to sales of $2,432,000 for the prior year period, an increase of $718,000 or 30%. Sales also increased when compared to our first quarter by $161,000 or 5.4%. Most of the sales growth is a result of the company’s focusing on: Increasing exports from our base in the slower economy of the USA to more vibrant economies globally, and introducing new products focused on “Green” solutions and Advanced Energy applications. The Company reported net income of $438,000 for the three months ended August 31, 2011 versus net income of $126,000 for the three months ended August 31, 2010, an increase of $312,000 or 247%.

The Company’s sales for the six months ended August 31, 2011 were $6,139,000 compared to $4,716,000 for the prior year period, an increase of $1,432,000 or 30%. The Company reported net income of $676,000 for the six months ended August 31, 2011 compared to $221,000 for the prior year period, an increase of $455,000 or 206%.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, commented that “We announced at our recent Annual Meeting a goal of achieving $12,000,000 in sales this fiscal year coupled with a significant increase in profit to $1,000,000 in net income. Our increasing diversification in both product and market segments, as well as in geographical markets are now matched by a solid infrastructure of talent, manufacturing capabilities and physical facilities with room for future growth. We have experienced 8 continuing quarter over quarter of organic growth in sales, with revenue records for our business. We are motivated by our accomplishments so far, and we plan to extend our global reach through additional distribution channels and applications testing laboratories, that will further accelerate our growth.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray coating products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their superior performance, quality, and reliability over conventional spraying systems technologies.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2011	2010	2011	2010

Net Sales	$6,139,028	$4,715,788	$3,149,960	$2,432,137

Gross Profit	$3,111,544	$2,233,300	$1,678,447	$1.116,272

Net Income	$676,120	$220,640	$437,526	$125,888

Basic Earnings Per Share	$0.05	$0.02	$0.03	$0.01

Diluted Earnings Per Share	$0.05	$0.02	$0.03	$0.01

Weighted Average Shares - Basic	14,442,211	14,437,511	14,442,211	14,437,511

Weighted Average Shares - Diluted	14,759,663	14,594,030	14,784,319	14,568,332